Exhibit 99.1

David Havlek

salesforce.com

Investor Relations

415-536-2171

dhavlek@salesforce.com

Jane Hynes

salesforce.com

Public Relations

415-901-5079

jhynes@salesforce.com

Salesforce.com Announces Fiscal First Quarter Results

First Enterprise Cloud Computing Company to Exceed $1.2B Annual Revenue Run Rate

•	Record Revenue of $305 Million, up 23% Year-Over-Year

•	Record GAAP EPS of $0.15, up 88% Year-Over-Year

•	Net Customers Increase 3,900 in the Quarter to 59,300

•	Record Operating Cash Flow of $98 Million, up 17% Year-Over-Year

•	Total Cash and Marketable Securities of $984 Million, up $233 Million Year-Over-Year

SAN FRANCISCO, Calif. – May 21, 2009 – Salesforce.com (NYSE: CRM), the enterprise cloud computing company, today announced results for its fiscal first quarter ended April 30, 2009.

“We are pleased to report record revenue, GAAP earnings per share, and cash flow for our fiscal first quarter,” said Marc Benioff, chairman and CEO, salesforce.com. “In a tough IT spending environment, we added a first quarter record 3,900 net new customers to bring our total to over 59,000, and strong cost controls enabled us to raise our full year earnings guidance.”

Salesforce.com delivered the following results for the first quarter:

Revenue: Total Q1 revenue was $304.9 million, an increase of 23% on a year-over-year basis and an increase of 5% on a quarter-over-quarter basis. Subscription and support revenues were $281.8 million, an increase of 25% on a year-over-year basis and an increase of 6% on a quarter-over-quarter basis. Professional services and other revenues were $23.1 million, an increase of 4% on a year-over-year basis and a decrease of 1% on a quarter-over-quarter basis.

Earnings per Share: Q1 GAAP diluted earnings per share were approximately $0.15, including approximately $21.7 million in stock based compensation expense and approximately $2.6 million in amortization of purchased intangibles related to previously announced acquisitions. For purposes of the Q1 GAAP EPS calculations, there was an average of approximately 125 million diluted shares outstanding during the quarter.

Customers: Net paying customers rose approximately 3,900 during the quarter to finish at approximately 59,300. Compared with the year ago quarter, net paying customers have grown by approximately 15,700.

Cash: Cash from operations for the fiscal first quarter was approximately $98 million, up from $76 million in the fourth quarter, and up 17% year-over-year. Total cash, cash equivalents and marketable securities finished the quarter at approximately $984 million, an increase of approximately $101 million from Q4 and approximately $233 million from the year prior.

Deferred Revenue: Deferred revenue on the balance sheet as of April 30, 2009 was $549 million, an increase of 17% on a year-over-year basis and a decline of 8% on a quarter-over-quarter basis.

As of May 21, 2009, salesforce.com is initiating guidance for its second quarter, fiscal year 2010. For its full fiscal year 2010, the company is updating its prior revenue guidance and EPS guidance.

Q2 FY10: Revenue for the company’s second fiscal quarter is projected to be in the range of approximately $312 million to approximately $313 million. GAAP diluted EPS is expected to be in the range of approximately $0.14 to approximately $0.15. Stock based compensation expense is expected to be approximately $22.1 million, and amortization of purchased intangibles of previously announced acquisitions is expected to be approximately $2.2 million. For purposes of the Q2 GAAP EPS calculation, the company is expecting an average diluted shares count of approximately 126 million shares, a GAAP tax rate of approximately 43% and a minority interest expense of approximately $500,000.

Full Year FY10: The company today is reducing the full year revenue guidance it provided on February 25, 2009, with revenue now expected to be approximately $1.25 billion to approximately $1.27 billion. The company is raising its earnings outlook for the full year, expecting GAAP diluted EPS to be in the range of approximately $0.59 to approximately $0.60. Stock based compensation expense is expected to be approximately $90 million, and amortization of purchased intangibles of previously announced acquisitions is currently expected to be approximately $9.3 million. For purposes of the full fiscal year 2010 GAAP EPS calculation, the company is expecting an average diluted shares count of approximately 127 million shares, a GAAP tax rate of approximately 43%, and a minority interest expense of approximately $2 million.

Quarterly Conference Call

Salesforce.com will host a conference call to discuss its first quarter fiscal 2010 results at 2:00 p.m. Pacific Daylight Time today. A live audio webcast of the conference call, together with detailed financial information, can be accessed through the company’s Investor Relations Web site at http://www.salesforce.com/investor. In addition, an archive of the webcast can be accessed through the same link. Participants who choose to call in to the conference call can do so by dialing domestically 866-901-SFDC or 866-901-7332 and internationally 706-902-1764. A replay will be available at (800) 642-1687 or (706) 645-9291, passcode 99074003, until midnight (EDT) June 12, 2009.

About salesforce.com

Salesforce.com is the enterprise cloud computing company. The company’s portfolio of Salesforce CRM applications, available at http://www.salesforce.com/products/, has revolutionized the ways that companies collaborate and communicate with their customers across sales, marketing and service. The company’s Force.com Platform (http://www.salesforce.com/platform/) enables customers, partners and developers to quickly build powerful business to run every part of the enterprise in the cloud. Based on salesforce.com <http://salesforce.com> ‘s real-time, multi-tenant architecture, Salesforce CRM and Force.com offer the fastest path to customer success with cloud computing.

As of April 30, 2009, salesforce.com manages customer information for approximately 59,300 customers including Allianz Commercial, Dell, Dow Jones Newswires, Japan Post, Kaiser Permanente, KONE, and SunTrust Banks.

Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

###

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about expected revenue and GAAP earnings per share for the second fiscal quarter of 2010 and for the full fiscal year 2010, and our expected tax rate, stock based compensation expense, amortization expense, minority interest expense, and shares outstanding, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include - but are not limited to - risks associated with possible fluctuations in our financial and operating results, rate of growth and anticipated revenue run rate; errors, interruptions or delays in our service or our Web hosting; breaches of our security measures; the financial impact of any future acquisitions; the nature of our business model; our ability to continue to release, and gain customer acceptance of, new and improved versions of our service; successful customer deployment and utilization of our existing and future services; changes in our sales cycle; competition; various financial aspects of our subscription model; unexpected increases in attrition or decreases in new business; the emerging market in which we operate; our ability to hire, retain and motivate our employees and manage our growth; changes in our customer base; technological developments; regulatory developments; litigation; unanticipated changes in our effective tax rate; and fluctuations in the number of shares we have outstanding, the price of such shares, foreign currency exchange rates, interest rates, and general developments in the economy, financial markets, and credit markets.

Further information on these and other factors that could affect our financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including our Form 10-Q that will be filed for the quarter ended April 30, 2009 and our Form 10-K for the fiscal year ended January 31, 2009. These documents are available on the SEC Filings section of the Investor Information section of our website at www.salesforce.com/investor.

Salesforce.com, inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Copyright (c) 2009 salesforce.com, inc. All rights reserved. Salesforce and the “no software” logo are registered trademarks of salesforce.com, inc., and salesforce.com owns other registered and unregistered trademarks. Other names used herein may be trademarks of their respective owners.

salesforce.com, inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2009	2008
Revenues:
Subscription and support	$281,768	$225,341
Professional services and other	23,156	22,281

Total revenues	304,924	247,622
Cost of revenues (1):
Subscription and support	37,028	28,710
Professional services and other	24,772	22,588

Total cost of revenues	61,800	51,298
Gross profit	243,124	196,324
Operating expenses (1):
Research and development	31,584	19,767
Marketing and sales	138,267	122,704
General and administrative	43,150	38,432

Total operating expenses	213,001	180,903
Income from operations	30,123	15,421
Interest, net	4,322	6,722
Other income (expense)	371	(763)

Income before provision for income taxes and noncontrolling interest	34,816	21,380
Provision for income taxes	(15,823)	(10,311)

Consolidated net income	18,993	11,069
Less: Net income attributable to noncontrolling interest	(557)	(1,514)

Net income attributable to salesforce.com	$18,436	$9,555

Basic net income per share attributable to salesforce.com common shareholders	$0.15	$0.08
Diluted net income per share attributable to salesforce.com common shareholders	$0.15	$0.08
Shares used in computing basic net income per share	123,206	119,778
Shares used in computing diluted net income per share	125,349	124,414

(1) Amounts include stock-based expenses, as follows:

Cost of revenues	$3,156	$2,675
Research and development	3,084	2,099
Marketing and sales	9,942	8,121
General and administrative	5,481	5,170

Total stock-based expenses	$21,663	$18,065

salesforce.com, inc.

Condensed Consolidated Statements of Operations

As a percentage of total revenues:

(Unaudited)

	Three Months Ended April 30,
	2009	2008
Revenues:
Subscription and support	92%	91%
Professional services and other	8	9

Total revenues	100	100
Cost of revenues:
Subscription and support	12	12
Professional services and other	8	9

Total cost of revenues	20	21
Gross profit	80	79
Operating expenses:
Research and development	10	8
Marketing and sales	46	50
General and administrative	14	15

Total operating expenses	70	73
Income from operations	10	6
Interest, net	1	3
Other income (expense)	0	0

Income before provision for income taxes and noncontrolling interest	11	9
Provision for income taxes	(5)	(4)

Consolidated net income	6	5
Less: Net income attributable to noncontrolling interest	0	(1)

Net income attributable to salesforce.com	6%	4%

Stock-based expenses as a percentage of total revenues, as follows:
Cost of revenues	1%	1%
Research and development	1	1
Marketing and sales	3	3
General and administrative	2	2

Total stock-based expenses	7%	7%

salesforce.com, inc.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2009	January 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$341,705	$483,834
Short-term marketable securities	174,909	213,769
Accounts receivable, net	145,869	266,555
Deferred commissions	36,862	39,384
Deferred income taxes	27,273	31,900
Prepaid expenses and other current assets	36,242	33,115

Total current assets	762,860	1,068,557
Marketable securities, noncurrent	467,210	184,962
Fixed assets, net	88,479	77,027
Deferred commissions, noncurrent	16,144	17,699
Deferred income taxes, noncurrent	27,600	26,589
Capitalized software, net	28,948	29,989
Goodwill	44,872	44,872
Other assets, net	31,587	30,127

Total assets	$1,467,700	$1,479,822

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,757	$16,379
Accrued expenses and other current liabilities	131,704	163,205
Income taxes payable	3,143	3,619
Deferred revenue	539,490	583,763

Total current liabilities	690,094	766,966
Income taxes payable, noncurrent	14,041	12,490
Long-term lease liabilities and other	14,879	7,616
Deferred revenue, noncurrent	9,883	10,263

Total liabilities	728,897	797,335
salesforce.com stockholders’ equity:
Common stock	124	123
Additional paid-in capital	687,503	648,724
Accumulated other comprehensive loss	(4,050)	(2,905)
Retained earnings	44,278	25,842

Total stockholders’ equity controlling interest	727,855	671,784
Total stockholders’ equity noncontrolling interest	10,948	10,703

Total salesforce.com stockholders’ equity	738,803	682,487

Total liabilities and stockholders’ equity	$1,467,700	$1,479,822

salesforce.com, inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended April 30,
	2009	2008
Operating activities:
Net income attributable to salesforce.com	$18,436	$9,555
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest	557	1,514
Depreciation and amortization	12,145	8,158
Amortization of deferred commissions	14,946	14,723
Expenses related to stock-based awards	21,663	18,065
Excess tax benefits from employee stock plans	(9,448)	(12,698)
Changes in assets and liabilities	39,677	44,515

Net cash provided by operating activities	97,976	83,832

Investing activities:
Changes in marketable securities	(242,638)	16,540
Capital expenditures	(13,428)	(24,177)

Net cash used in investing activities	(256,066)	(7,637)

Financing activities:
Proceeds from the exercise of stock options	9,168	11,485
Excess tax benefits from employee stock plans	9,448	12,698
Principal payments on capital lease obligations	(1,248)	(5)

Net cash provided by financing activities	17,368	24,178

Effect of exchange rate changes	(1,407)	(920)

Net (decrease) increase in cash and cash equivalents	(142,129)	99,453
Cash and cash equivalents, beginning of period	483,834	279,095

Cash and cash equivalents, end of period	$341,705	$378,548

salesforce.com, inc.

Additional Metrics

(Unaudited)

	Apr 30, 2009	Jan 31, 2009	Oct 31, 2008	Jul 31, 2008	Apr 30, 2008	Jan 31, 2008
Full Time Equivalent Headcount	3,607	3,566	3,318	3,046	2,864	2,606
Financial data (in thousands):
Cash, cash equivalents and marketable securities	$983,824	$882,565	$804,606	$823,417	$750,633	$669,800
Deferred revenue, current and noncurrent	$549,373	$594,026	$469,534	$479,546	$470,297	$480,894

	Three Months Ended April 30,
	2009	2008
Revenues by geography (in thousands):
Americas	$220,650	$178,371
Europe	51,602	45,164
Asia Pacific	32,672	24,087

	$304,924	$247,622

As a percentage of total revenues:
Revenues by geography:
Americas	72%	72%
Europe	17	18
Asia Pacific	11	10

	100%	100%